EXHIBIT 12.2

             UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS

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                                                        For the Six Months
                                                           Ended June 30
                                                        -------------------
Dollars in millions                                          1995      1994
- ---------------------------------------------------------------------------

Earnings before cumulative effect of accounting changes      $152      $122
Provision for income taxes                                    104       108
                                                              ---       ---
Earnings subtotal                                             256       230

Fixed charges included in earnings:
Interest expense                                              146       141
Interest portion of rentals                                    25        28
                                                              ---       ---
Subtotal                                                      171       169

Earnings available before fixed charges                      $427      $399
                                                             ====      ====

Fixed charges and preferred stock dividends:
Fixed charges included in earnings                           $171      $169
Capitalized interest                                           16        18
Preferred stock dividends *                                    29        29
                                                             ----      ----
Total fixed charges and preferred stock dividends            $216      $216
                                                             ====      ====

Ratio of earnings to fixed charges and preferred stock        2.0       1.8
 dividends


*For purposes of this ratio, preferred stock dividends are adjusted to a pre-tax basis.

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